UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 16, 2017

GWG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	None	26-2222607
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 South Sixth Street, Suite 1200, Minneapolis, MN		55402
(Address of principal executive offices)		(Zip Code)

(612) 746-1944

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 16, 2017, GWG Holdings, Inc. entered into a Separation Agreement with Mr. Paul Siegert. Under this agreement, Mr. Siegert retired and resigned his position on the Board of Directors of the company, including his role as Chairman of the Board. In addition, the company agreed to repurchase Mr. Siegert’s 200,445 shares common stock in the company for an aggregate of approximately $1.604 million. As a separation payment, Mr. Siegert will continue receiving his regular salary payments (annualizing to approximately $201,000) through December 31, 2017 and he will forfeit all options, both unvested and vested, to purchase shares of company common stock. The agreement also contained a general release of all claims.

Item 1.02	Termination of a Material Definitive Agreement.

On February 16, 2017, and by virtue of the Separation Agreement described under Item 1.01 above, the Employment Agreement dated June 14, 2011, between the company and Paul Siegert was terminated.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Officers.

On February 16, 2017, Mr. Paul Siegert retired and resigned his position on the Board of Directors of GWG Holdings, Inc. On February 17, 2017, the Board of Directors appointed Mr. Mark Schwarzmann as a director to fill the vacancy created by Mr. Siegert’s departure. On that same day, the Board of Directors appointed Mr. Jon Sabes as Chairman of the Board.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 16, 2017, the company filed with the State of Delaware a Certificate of Designation that designates, and sets forth the relative rights, privileges and preferences of, a new series of preferred stock to be entitled Series 2 Redeemable Preferred Stock. The filing was made in connection with the declaration of effectiveness by the U.S. Securities and Exchange Commission of a registration statement that registers the public offer and sale of Series 2 Redeemable Preferred Stock.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits

3.1	Certificate of Designation for Series 2 Redeemable Preferred Stock
99.1	Press release dated February 21, 2017

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GWG Holdings, Inc.

Date: February 21, 2017	By:	/s/ William Acheson
William Acheson Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	Certificate of Designation for Series 2 Redeemable Preferred Stock
99.1	Press release dated February 21, 2017

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